Javelin Pharmaceuticals’ Dyloject™ Gains an Additional 10 Years of Patent Protection with Issuance of New European Patent
Patent Extends Dyloject’s European Potential Into 2024
CAMBRIDGE, Mass., Jun 13, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (AMEX: JAV), a leading developer of novel products for pain control, today announced that it has been awarded a new European Patent covering 30 European countries, including EU major market countries (G5). This new patent significantly broadens and extends Javelin’s patent protection for Dyloject, its lead drug candidate. European Patent No. 1 574 221 entitled Stable Injectable Compositions, extends Dyloject’s European patent life and exclusivity from 2014 into 2024. A patent application corresponding to the newly issued European patent is pending in the United States.
“Issuance of this key European patent represents a significant increase in value for our European Dyloject franchise,” said, David B. Bernstein, General Counsel and Chief Intellectual Property Counsel. “Extension of exclusivity into 2024 provides substantially greater economic potential, adding 10 years of commercial opportunity for Dyloject. This is very good news as we anticipate approval and are preparing for commercial launch of Dyloject in the UK.”
About Dyloject
Dylojecttm, is an injectable formulation of diclofenac. Diclofenac is a prescription nonsteroidal anti-inflammatory drug (“NSAID”) that is widely prescribed to treat post-operative pain due to its combination of effectiveness and tolerability. Dyloject has the potential to provide an attractive alternative to other NSAIDs for the treatment of post-operative pain, and to decrease the need for morphine or other opioids in this setting. There still exists an underserved medical need for a safe and effective injectable NSAID in the hospital setting. Dyloject is presently under review for marketing approval in the UK for the treatment of acute moderate-to-severe pain. Subsequent submissions and approvals in other European countries are anticipated through a regulatory strategy following the Mutual Recognition Process in 2008.
In May 2006, Javelin commenced enrolling patients in a post-operative pain study in fulfillment of completing two Phase III studies for Dyloject necessary for filing a New Drug Application (“NDA”) for U.S. approval. Patient enrollment in the first of these two pivotal studies is anticipated to be complete by the end of the second quarter of 2007, with announcement of top-line results approximately one quarter later. In addition, the Company anticipates commencing its second pivotal U.S. Phase III trial for Dyloject in orthopedic surgery prior to year-end 2007.
About Javelin Pharmaceuticals, Inc.
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit www.javelinpharmaceuticals.com.
Forward-looking Statement
This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA (and foreign equivalent) review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
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SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
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